2 November 2004

Warner Chilcott plc

SCHEDULE 10

NOTIFICATION OF MAJOR INTERESTS IN SHARES

All relevant boxes should be completed in block capital letters.
1.	Name of company Warner Chilcott plc			2.	Name of shareholder having a major interest The Goldman Sachs Group Inc.
3.	Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18			4.	Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them See below
5.	Number of shares/amount of stock acquired N/A	6.	Percentage of issued class N/A	7.	Number of shares/amount of stock disposed N/A	8.	Percentage of issued class N/A

9.	Class of security 10p ordinary shares		10.		Date of transaction Not known	11.	Date company informed 1 November 2004
12.	Total holding following this notification 6,868,366			13.	Total percentage holding of issued class following this notification 3.67%

14.	Any additional information N/A			15.	Name of contact and telephone number for queries Robert Whiteford - +44 028 3836 3620